Exhibit 5.1

October 8, 2013

Contango Oil & Gas Company

717 Texas Avenue, Suite 2900

Houston, Texas 77098

RE:	Contango Oil & Gas Company, Post-Effective Amendment No. 2 to Form S-4 on
Form S-8 (Registration No. 333-189302)

Ladies and Gentlemen:

We have acted as counsel to Contango Oil & Gas Company , a Delaware corporation (the “Company”), in connection with the filing of the referenced Post-Effective Amendment No. 2 to Form S-4 on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offering of up to 136,882 shares of common stock, par value $0.04 per share, of the Company (the “Shares”) to be issued pursuant to the Crimson Exploration, Inc. 2005 Stock Incentive Plan, as amended and restated effective as of October 1, 2013 and as assumed by the Company effective October 1, 2013 (the “Crimson Plan”). The Crimson Plan was assumed by the Company pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of April 29, 2013, by and among the Company, Crimson Exploration, Inc. and Contango Acquisition, Inc. (the “Merger Agreement”).

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares are, or will be upon issuance, duly authorized by the Company and, when issued by the Company in accordance with the terms of the Registration Statement, the Merger Agreement and the Crimson Plan, the Shares will be validly issued, fully paid and non-assessable.

Contango Oil & Gas Company

October 8, 2013

The opinions expressed herein are limited to the Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP